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                            SCO CAPITAL PARTNERS LLC
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VIA FACSIMILE: 212-750-6777
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May 29th, 2007

Board of Directors
ATTN: Christopher B. Wood
Bioenvision, Inc.
345 Park Avenue
41st Floor
New York, NY 10154

         RE: Genzyme Acquisition Deal

Dear Bioenvision Board of Directors:

We are writing to express our dissatisfaction with today's announcement of a buyout for $5.60 per share on the grounds that the offer does not adequately reflect the long-term value of Bioenvision's drug pipeline. Given that the
Company just completed a dilutive financing in order to finance the completion of additional clinical trials for Evoltra, this deal seems particularly ill-timed. Additionally, the timing of the sale, potentially just months before an Evoltra approval in adult AML, where Genzyme recently publicly stated "the drug is showing dramatic complete response rates" seems suboptimal. The Company just traded off a 52-week low, so it seems odd that buyout negotiations would be taking place in this time-frame. We currently oppose the deal.

Please feel free to contact us with any questions or concerns at 212-554-4158.

Regards,

/s/ Steven H. Rouhandeh

Steven H. Rouhandeh
Chairman

        1285 AVENUE OF THE AMERICAS, 35TH FLOOR, NEW YORK, NEW YORK 10019
                    Telephone: 212-554-4158 Fax: 212-554-4058